April 13, 2000

Sideware Systems Inc.
930 West 1st Street, Suite 102
North Vancouver, B.C.
V7P 3N4

ATTENTION:  GRANT SUTHERLAND

Dear Sirs/Mesdames:

RE:      REGISTRATION STATEMENT ON FORM F-3

We have acted as special counsel to Sideware Systems Inc., a British Columbia corporation (the "Company"), in connection with legal issues relating to the issuance of:

(a) 2,500,000 Common Shares without par value (the "Shares") on January 14, 2000 to the persons named below as a "Selling Shareholder"; and

(b) 2,500,000 Common Shares without par value (the "Warrant Shares") to be issued to the persons set out below as a Selling Shareholder on the exercise of share purchase warrants (the "Warrants").

Each Warrant entitles the holder to acquire one additional share (the "Warrant Shares") at any time up to December 14, 2001 at a price of US$1.64 per share up to December 14, 2000 or US$1.89 per share up to December 14, 2001.

           SELLING SHAREHOLDER            NO. OF SHARES   NO. OF WARRANTS
James Streit                                   62,500           62,500
Andrew Fisher                                 750,000          750,000
Kevin J. Murray                                62,500           62,500
Brian C. Pennington                           312,500          312,500
Joshua L. Mandell                             125,000          125,000
Jeffrey Rosenbluth                            166,667          166,667
Dennis Keegan                                  62,500           62,500
Robert Stavis                                 166,667          166,667
William Montgomery                            166,666          166,666
Frank Jordan                                   62,500           62,500
Titan Investment Group, LLC                   182,925          182,925
MacroSoft eCommerce Partners                   60,975           60,975
Reicher Capital Management                    125,000          125,000
Erica Hughes                                   13,600           13,600
Grant Sutherland                               60,000           60,000
Owen Jones                                     60,000           60,000
James L. Speros                                60,000           60,000

We understand that the Company proposed to file a Registration Statement (the "Registration Statement") with the Securities and Exchange Commission registering the Shares and Warrant Shares. We have been provided with a draft of the Registration Statement.
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                                      -2-

We have examined such documents and records of the Company and such certificates from officers and directors as to matters of fact as we have deemed necessary for the purpose of this opinion. In doing so, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity of all documents submitted to us as copies to the originals.

In our opinion:

1. The Shares are validly issued and fully paid and non-assessable Common shares without par value in the capital of the Company.

2. The Warrants have been validly authorized and executed and delivered on behalf of the Company.

3. The Warrant Shares will, when the Company has received notice of the exercise of the Warrants and the exercise price of the Warrants, be validly allotted.

4. Upon issuance of the Warrant Shares in accordance with the terms of the Warrants and receipt by the Company of the consideration required for the Warrant Shares in accordance with the terms of the Warrants, the Warrant Shares will be validly issued and fully paid and non-assessable Common shares without par value in the capital of the Company.

We hereby consent to the filing of this opinion as an exhibit to a Registration Statement registering the Shares and Warrant Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933.

We are solicitors qualified to carry on the practice of law in British Columbia only and we express no opinion as to any laws, or other matters governed by any laws, other than the laws of British Columbia and federal laws of Canada applicable in British Columbia.

This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth in this letter.

We are opining only as to the matters expressly stated in this letter, and no opinion should be inferred as to any other matters.

Yours truly,

SWINTON & COMPANY

Per:

Martin L. MacLachlan